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                                                                   EXHIBIT 23.3

                         CONSENT OF WALLACE A. CATALDO

  The undersigned hereby consents to his election as a director of Linkage Solutions, Inc., following the closing of the company's proposed initial public offering of its common stock, and consents to be named as a director designee of the company in the prospectus related to such offering.

  EXECUTED as of March 12, 1999.

                                          /s/ Wallace A. Cataldo
                                          -------------------------------------
                                          Wallace A. Cataldo